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                                                               EXHIBIT 11



The Company computes its earnings per share in accordance with SFAS 128 "Earnings Per Share." The following table sets forth the computation for basic and diluted earnings per share (in thousands except per share amounts):


                                                Three Months Ended           Nine Months Ended
                                                   September 30,               September 30,
                                                  1998        1997           1998         1997

NUMERATOR
---------

Net income before extraordinary item            $ 6,670     $ 5,967         $ 19,334    $ 12,378
Extraordinary item                                    -           -            1,276           -
                                               --------------------        ---------------------
Net income after extraordinary item             $ 6,670     $ 5,967         $ 18,058    $ 12,378

DENOMINATOR
-----------

Weighted average shares outstanding              20,029      14,217           18,228      14,255
Dilutive effect of:
  Stock options and other exercisable shares        949         435            1,040         259
                                               --------------------        ---------------------
Adjusted weighted average shares outstanding     20,978      14,652           19,268      14,514


Basic earnings per share before
  extraordinary item                            $  0.33     $  0.42          $  1.06    $   0.87
Less: Extraordinary item                              -           -             0.07           -
                                               --------------------        ---------------------
Basic earnings per share after
  extraordinary item                            $  0.33     $  0.42          $  0.99    $   0.87

Diluted earnings per share before
  extraordinary item                            $  0.32     $  0.41          $  1.00    $   0.85
Less: Extraordinary item                              -           -             0.06           -
                                               --------------------        ---------------------
Diluted earnigs per share after
  extraordinary item                            $  0.32     $  0.41          $  0.94    $   0.85



